                                                                      EXHIBIT 11

                                   AGREEMENT

                                    BETWEEN

                              MORGAN PRODUCTS LTD.

                          MORGAN DISTRIBUTION DIVISION

                          DECATUR DISTRIBUTION CENTER

                               DECATUR, ILLINOIS

                                      AND

                   TEAMSTER LOCAL NO.279 OF DECATUR, ILLINOIS

           AFFILIATED WITH THE INTERNATIONAL BROTHERHOOD OF TEAMSTERS,
                                    AFL-CIO

                                 JULY 15, 1998

                                     INDEX

ARTICLE NUMBER                                                       PAGE NUMBER
--------------                                                       -----------

ARTICLE I               RECOGNITION                                      1

ARTICLE II              UNION SHOP                                       2

ARTICLE III             CHECK OFF                                        2

ARTICLE IV              MAINTENANCE OF STANDARDS                         3

ARTICLE V               WAGES                                            3

ARTICLE VI              SENIORITY                                        3

ARTICLE VII             HOURS OF WORK                                    5

ARTICLE VIII            HOLIDAYS                                         6

ARTICLE IX              VACATIONS                                        7

ARTICLE X               GRIEVANCE PROCEDURE                              8

ARTICLE XI              DISCHARGE, SUSPENSION,
                        UNIFORM RULES AND REGULATIONS                    9

ARTICLE XII             STRIKES AND LOCKOUTS                            10

ARTICLE XIII            UNAUTHORIZED ACTIVITY                           10

ARTICLE XIV             PROTECTION OF RIGHTS                            11

ARTICLE XV              HEALTH AND WELFARE                              11

ARTICLE XVI             SAFETY AND HEALTH                               11

ARTICLE XVII            MANAGEMENT                                      12

ARTICLE XVIII           SEPARABILITY AND SAVINGS CLAUSE                 12

ARTICLE XIX             EXAMINATIONS                                    13

ARTICLE XX              MISCELLANEOUS PROVISIONS                        13

ARTICLE XXI             PENSION                                         15

ARTICLE XXII            FUNERAL LEAVE                                   15

ARTICLE XXIII           MILITARY CLAUSE                                 15

ARTICLE XXIV            BREAKDOWNS OR                                   15
                        IMPASSABLE HIGHWAYS

ARTICLE XXV             SAVINGS CLAUSE REGARDING                        16
                        WAGE FREEZE

ARTICLE XXVI            JURY DUTY                                       16

ARTICLE XXVII           TERMINATION OF AGREEMENT                        16

      APPENDIX "A" .........  19

      EXHIBIT "B" ..........  20

      EXHIBIT "C" ..........  22

                                   AGREEMENT

This Agreement, dated July 15, 1998, is between Morgan Distribution, a division of Morgan Products Ltd. - Decatur Distribution Center, Decatur, Illinois, or its successors (hereinafter referred to as the "Company"), and the Teamsters Union Local 279 of Decatur, Illinois, affiliated with the International Brotherhood of Teamsters, AFL-CIO, or its successors (hereinafter referred to as the "Union").

ARTICLE I - RECOGNITION

SECTION 1

The Company agrees to recognize. and does hereby recognize the Union, its agents, representatives, or successors, as the exclusive bargaining agency for all of the employees of the Company as herein defined.

SECTION 2

The term "employee" as used in this Agreement shall include all truck drivers.

SECTION 3

The Company will neither negotiate nor make collective bargaining agreements for any of its employees in the bargaining unit covered hereby unless it be through duly authorized representatives of the Union.

SECTION 4

The Company agrees that it will not sponsor or promote, financially or otherwise, any group or labor organization for the purpose of undermining the Union; nor will it interfere with, restrain, coerce or discriminate against any of its employees in connection with their membership in the Union.

SECTION 5 - NON-DISCRIMINATION

The provisions of this agreement shall be applied by the Company and the Union without discrimination with regard to age, race, color, creed, sex, handicap, national origin, or religion, with respect to selection, placement, Union membership, training, promotion, wage rates, and other conditions of employment. Wherein the text of this agreement, words of masculine gender are used, they shall be interpreted to denote neither masculine nor female gender.

ARTICLE II - UNION SHOP

SECTION 1

The Union shall be the sole collective bargaining agent for all truck drivers employed by Morgan Distribution-Decatur, Illinois. The Company agrees that all such employees shall become and remain members of the Union at the end of a forty-five (45) worked days probationary period, which is subject to extension upon request by the Company and Union concurrence as a condition of continued employment. During such probationary period the Company is free to discharge an employee with or without cause. At the end of such forty-five (45) worked days period, the employee shall be placed on the regular seniority list with the seniority starting from the first day of employment. If an employee, after the forty-five (45) worked days trial period and extension, is a non-member of the Union, he shall make application for membership within forty-eight (48) hours and have his dues and initiation fee paid within sixty (60) days after initial date of employment, and shall keep his dues paid up to date as a condition of employment.

SECTION 2

When the Company needs additional men it shall give the Local Union equal opportunity with all other sources to provide suitable applicants, but the Company shall not be required to hire those referred by the Local Union.

SECTION 3

Casual drivers who work forty-five (45) days within the twelve (12) month period will be required to become a member of the Union upon completion of the forty-fifth (45th) day of work.

ARTICLE III - CHECK OFF

SECTION 1

The Company agrees to deduct each month from the pay checks of all employees who are members of the Union, and who are covered by this Agreement, all dues and initiation fees owed to the Teamsters Local Union No. 279 or its successors; provided, however, that the employee shall have signed and submitted a notice authorizing such action.

All dues and initiation fees deducted by the Company shall be forwarded to the President of the Union.

SECTION 2

It is understood and agreed that any monies collected by the Company for the Union will be taken out of the first pay period of each month for the following month and remitted to the Union within five (5) days.

SECTION 3

The Union shall indemnify and save the Company harmless against any and all claims, demands, suits or other forms of liability that shall arise out of or by reason of action taken or not taken by the Company in reliance upon written assignments furnished to the Company by the Union or for the purpose of complying with any of the provisions of this Article.

ARTICLE IV - MAINTENANCE OF STANDARDS

The Company agrees that all conditions of employment relating to wages, hours of work, overtime differentials and general working conditions shall be maintained at not less than the highest minimum standards of the Company in effect at the time of the signing of this Agreement.

It is agreed that this written contract reflects the entire Agreement between the parties. Amendments or clarification of this Agreement mutually agreed upon shall be reduced to writing, attached to, and shall become part of this contract.

ARTICLE V - WAGES

Wages shall be paid according to "Appendix A" attached hereto and made a part of this Agreement.

ARTICLE VI - SENIORITY

SECTION 1

In case of the reduction of the force or promotions, the senior man shall have preference when the fitness, efficiency and ability of the men to perform the work available are equal.

In any layoff, management will advise the Shop Steward of the individuals to be affected as far in advance as possible.

In recalls, seniority and ability shall govern. Any employee that is laid off shall be notified to report for work by certified mail or telephone, followed by a certified letter. The employee so notified to report for work, and not reporting within seven (7) days, shall be considered as refusing to return to work and will be dropped from the recall list. It is the duty of each employee to keep the Plant Superintendent informed as to his correct mail address and telephone number.

SECTION 2

The list of employees rated according to seniority is attached hereto and made a part of this Agreement. The Company will provide a seniority list when any change occurs but not greater than once a month to the Union office and Shop Steward. The seniority list shall be posted on the bulletin board.

SECTION 3

Beginners shall obtain seniority after forty-five (45) worked days of employment, providing an extension has not been requested by the Company and received Union concurrence. In case of layoffs, the Company shall lay off such beginners before putting into effect the seniority policy, as stated above. Beginners, after having fulfilled forty-five (45) worked days of continuous service, shall date their seniority from the date they were last employed, providing an extension of the forty-five (45) worked days' continuous service has not been requested by the Company and received Union concurrence.

SECTION 4

Any employee desiring a leave of absence from his job shall secure written permission from both the Union and the Company. Failure to comply with this provision shall result in the complete loss of seniority rights of the employee involved. Inability to work because of proven sickness or injury shall not result in the loss of seniority rights. The Company agrees to grant the necessary time off, not to exceed thirty (30) days in any calendar year, without discrimination, and without pay, to any employee designated by the Union to attend a labor convention or serve in any capacity on other Union business.

SECTION 5

Any employee who is physically or mentally disabled and cannot perform their normal work due to non-occupational illness or accident supported by medical evidence shall be continued on the seniority list of the Company for a period of eighteen (18) months.

SECTION 6

The terms "continuous service" and "employed continuously" as used in this Article shall be so construed that absence from employment due to illness, accident, family deaths, or other similar occurrences, or layoffs by the Company due to slack work or for other causes, shall not cause a break in the meaning of the word "continuous" for the purpose of computing seniority, pay rates, vacation entitlement and other provisions of this Agreement.

SECTION 7

Regular employees who leave the service of the Company to enter that of the United States Armed Forces, or are drafted in the service of the U.S. Maritime Commissions, or who are drafted by the United States Government for civilian service, will upon their return, within ninety (90) days from release from such service, be granted all seniority rights as if continuously employed by the Company during such service, provided such is required by federal law.

Such persons will be rehired by the Company to take the place of other persons employed by the Company who have less seniority.

Under no circumstances will this clause be construed as to require the Company to increase the number of its employees beyond those actually needed.

SECTION 8

No employee may be transferred from another division of the Company not covered by this Agreement into a division covered by this Agreement without losing his seniority.

SECTION 9

An employees seniority and his employment with the Company shall terminate upon the occurrence of any of the following:

      1.    Voluntarily terminates employment

      2.    Discharge for cause

      3. Absence exceeding the period for which a leave of absence has been granted or extended unless the employees excuse is satisfactory to the Company

      4.    Layoffs in excess of eighteen (18) months

      5. Absence for three (3) consecutive scheduled working days without prior notice to the Company

      6. Failure to notify the Company within three (3) working days of an intention to return to work (within seven (7) calendar days) following delivery of a certified mail letter or recall from layoff mailed to the employee's last known address

      7. Acceptance of other employment while on leave of absence unless agreed to in writing by the Company

      8.    Retirement

ARTICLE VII - HOURS OF WORK

SECTION 1

The Company agrees that the standard hours of work shall be eight (8) hours per day or forty (40) hours per week, and that the workweek shall start on Monday and end on Friday. All work in excess of forty-three (43) hours per week shall be paid at the rate of time and one-half the employees straight time hourly wage rate.

SECTION 2

All work performed on Saturday shall be paid at time and one-half. All work performed on Sunday shall be paid at double time.

SECTION 3

If a driver reports for work and is sent home because no work is available, he shall be paid for the first four (4) hours of his scheduled work period at his regular straight-time hourly rate. This minimum four (4) hour guarantee will also apply if a driver reports and begins to work, but is sent home after working less than four (4) hours of his scheduled shift.

A driver who is called back to work will be paid not less than four (4) hours pay at his regular straight time hourly rate.

If a driver has commenced his daily trip and encounters an impassable road condition of his trip, he will be eligible for four (4) hours of reporting pay. The Company may utilize the employee at work other than driving trucks, if necessary.

SECTION 4

For purposes of computing overtime when a holiday(s) occur within a workweek, employees shall be credited for time worked.

SECTION 5

Overtime shall not be pyramided. All employees shall be paid weekly on Friday of the week following the close of the week in which work was performed.

SECTION 6

Casual drivers will only be used when an employee who is scheduled off is not available at the time the need arises or within a time frame required by the Company to manage an efficient operation.

ARTICLE VIII - HOLIDAYS

SECTION 1

All employees shall receive eight (8) hours of pay at their regular hourly rate for the following holidays, without working on such days:

      New Year's Day                Memorial Day
      Independence Day              Labor Day
      Thanksgiving Day              Day following Thanksgiving Day
      Day before Christmas          Christmas Day
      Good Friday                   Employee's Birthday

SECTION 2

To be eligible for holiday pay, the employee must work the full scheduled workday before and after such holidays unless excused by the Company.

SECTION 3

Any work performed on these holidays shall be paid at double time in addition to holiday pay. Should any of the above holidays fall on Sunday, the day observed by decree or proclamation shall be considered the legal holiday.

SECTION 4

An employee has the following options relative to New Year's Eve, if this day is scheduled down by the Company:

      1.    Unpaid.
      2.    Substitute for Birthday holiday.
      3.    Use a day of vacation.

ARTICLE IX - VACATIONS

SECTION 1

A vacation of one (1) week with pay shall be granted to any employee covered by this Agreement who has been in the service of the Company for one (1) year. A vacation of two (2) weeks with pay shall be granted to any employee covered by this Agreement who has been in the service of the Company for a period of three
(3) years or more. A vacation of three (3) weeks with pay shall be granted to any employee covered by this Agreement who has been in the service of the Company for a period of eight (8) years or more. A vacation of four (4) weeks with pay shall be granted to any employee covered by this Agreement who has been in the service of the Company for a period of eighteen (18) years or more. Each week's vacation pay shall consist of forty (40) hours at the employee's hourly base rate.

SECTION 2

To be eligible for vacation, the employee must have worked at least one hundred fifty (150) days within the calendar year prior to his vacation. Absence of an employee due to an "on-the-job" injury or illness provided the employee has at least one (1) year of seniority will be credited as time worked for vacation eligibility.

SECTION 3

The vacation period shall be from January 1 through December 31. The choice of vacation period shall be determined by seniority. Employees entitled to three or more weeks vacation may take up to two (2) weeks vacation without restriction. The third and/or fourth weeks must be scheduled between January 1st and April 1st or November 1st and December 31st of a given calendar year. If entitled, an employee may schedule three (3) or four (4) consecutive weeks vacation between January 1st and April 1st or November 1st and December 31st of a given calendar year.

SECTION 4

It is agreed that whenever a holiday falls within an employee's vacation period, such employee shall be granted an additional day of vacation which may be taken at a later date which has mutually been agreed to by the Company and the employee.

SECTION 5

Any employee who leaves the service of the Company shall receive all vacation earned but not taken.

SECTION 6

The Company shall have the right to determine vacation leaves of absence so that such vacation leaves of absence shall not interfere with efficient operations of the Company.

ARTICLE X - GREIVANCE PROCEDURE

SECTION 1

For the purpose of this Agreement, a grievance is defined as any dispute or disagreement between the employee or employees and the Company of the Union and the Company as to interpretation of this Agreement. A grievance to be timely must be presented within five (5) scheduled working days from the time the employee involved first knew, or could have known of the facts giving rise to the grievance.

      STEP 1: The aggrieved employee or employees shall record their grievance on a grievance blank and present the same to the Shop Steward. The Shop Steward will then attempt to settle the grievance with the foreman or immediate supervisor of the employee as soon as possible. The Shop Steward shall be advised by the employee's immediate supervisor within three (3) working days after submission of the written grievance as to the terms, if any, upon which the Company is willing to adjust the grievance.

      STEP 2: If no satisfactory adjustment is agreed upon, the matter shall be referred by the Shop Steward to the Plant Superintendent, or some other executive officer of the Company, with authority to act, who shall review the alleged grievance and offer a decision within five (5) working days after receipt of the grievance.

      STEP 3: If the grievance is not resolved in Step 2, the grievance shall be referred to Step 3 within five (5) working days of the Company's answer in Step 2. The General Manager and/or his designee shall meet with the appropriate Local Union Representative to attempt to resolve the dispute. Such meeting will be held within fifteen (15) working days of the Company's answer in Step 2. The Company will provide a written response to the Union within five (5) scheduled working days of the meeting.

      STEP 4: If the grievance is not resolved in Step 3, the Federal Mediation and Conciliation Service may be requested to supply a panel of seven (7) arbitrators. The parties will thereafter meet or otherwise confer to select the arbitrator. The Union and the Company shall each have the right to strike three (3) names, and the last remaining named person shall be the arbitrator.

      The procedure set forth herein may be invoked only by the authorized Union representative or the Employer, and the time limits may be extended by mutual agreement.

SECTION 2

Any grievance involving discharge must be presented within ten (10) calendar days from the date of discharge.

SECTION 3

The arbitrator shall have no authority to modify, amend, revise, add to or subtract from any of the terms of this Agreement and shall be strictly limited to the interpretation or application of the express provisions of this Agreement.

The decision and award of the arbitrator shall be in writing and shall be final and binding upon the parties to the Agreement subject to any remedies at law.

The fees and expenses of the arbitrator shall be borne and divided equally between the Company and the Union. Any expenses connected with the calling of any witness shall be borne by the party calling such witness.

ARTICLE XI - DISCHARGE, SUSPENSION, UNIFORM RULES & REGULATIONS

SECTION 1

The Company shall not discharge any employee without just cause and shall give at least one (1) warning notice by registered mail of any complaint regarding quantity or quality of work to the employee in writing and a copy of same to the Union affected, except that no warning notice need be given to an employee before he is discharged if the cause of such discharge is dishonesty, drunkenness, or being under the influence of liquor or drugs, hauling or being in the possession of intoxicants or drugs during working hours, gross insubordination, hauling unauthorized passengers, or recklessness resulting in serious accident while on duty. A warning notice shall remain in effect for a period of six (6) months from the date of said warning notice. Discharge shall be by proper written notice both to the employee affected and the Union.

Any employee may request an investigation as to his discharge. Should such investigation prove that an injustice has been done to an employee, he shall be reinstated and, if so agreed, compensated at his usual rate of pay while he has been out of work. Appeal from discharge must be taken within ten (10) calendar days by written notice and a decision reached within ten (10) days from the date discharged.

SECTION 2

The Union will not tolerate the misuse or willful destruction of the Company's equipment by any of its members. A warning notice will be given, except in deliberate case of abuse.

ARTICLE XII - STRIKES AND LOCKOUTS

The Union agrees that during the term of this Agreement neither the Union nor its agents nor its members will authorize, instigate, aid, condone, or engage in any work stoppage or strike. The Company agrees that during the same period there shall be no lockouts.

ARTICLE XIII - UNAUTHORIZED ACTIVITY

It is understood and agreed that the Union shall have no financial liability for acts of its members or agents which are unauthorized and which he Union cannot control. It is agreed, however, that in the event of any such unauthorized action the Union shall, upon receiving notice thereof, urge its members to return to work if there should be a work stoppage and, just as soon as practical, address a letter to the Company notifying the Company that the action of the Union members or agents is unauthorized.

The Company shall be privileged to discipline employees responsible for such unauthorized activities without violation of the terms of this Agreement; subject, however, to the grievance and arbitration provisions of this Agreement.

In order that the Company may be apprised of the officer of the Union empowered to authorize strikes, work stoppages, or actions which will interfere with the activities required of employees under this Agreement, it is understood and agreed that only the President of the Union has the power or authority to authorize any such action or give the orders or directions necessary to carry out any such action.

ARTICLE XIV -PROTECTION OF RIGHTS

It shall not be a violation of this Agreement, and it shall not be cause for discharge, if any employee refuses to go through a picket line legally authorized by a striking Union. The Union agrees that in the event the Company becomes involved in a controversy with any other Union, the Union will do all in its power to effect a fair settlement.

ARTICLE XV - HEALTH AND WELFARE

The Company and the Union have agreed to a program of health and welfare benefits for employees in the bargaining unit represented by the Union and covered by this Agreement. Said program is set forth in the document "Morgan Products Ltd. - Decatur Teamsters." (See attached Exhibits B and C.) Said plan and all terms and conditions thereof shall be deemed to be a part of this Agreement as if solely set forth herein.

The Company may change the carrier for any benefit provided that the benefit is equal to or better than the former benefit. Prior to making any change in carrier, the Company shall provide the Union with thirty (30) days notice of the changes.

The Dental Assistance Plan (Exhibit B) and Comprehensive Medical Benefits (Exhibit C) shall be paid 85% Company and 15% Employee. The employee's contribution as a percentage of the plan costs shall be adjusted on the first of each calendar year, except that the current level of employee contribution will be frozen until January 1, 2000.

ARTICLE XVI -SAFETY AND HEALTH

SECTION 1

The Company shall continue to make reasonable provisions for the safety and health of its employees at the plant during the hours of employment. Protective devices on equipment necessary to properly protect employees from injury shall be provided by the Company. All safety equipment required by the company, excluding safety shoes, will be supplied by the Company at no cost to the employee.

SECTION 2

If any employee feels the equipment assigned is unsafe or does not conform to all applicable federal and state safety laws, such complaint is applicable to the Grievance Procedure - Article X.

It shall be up to the individual driver to decide if the roads are safe to travel during the winter season.

SECTION 3

It is hereby understood and agreed that drivers will be required to wear OSHA approved safety shoes during regular working hours. The company agrees to pay an annual safety shoe allowance of sixty dollars ($60.00) for each full-time driver. All three years of the allowance is to be paid to existing drivers upon ratification of this Agreement. New drivers, hired after the ratification of this Agreement, will receive the annual allowance of sixty ($60.00) at the first of the year following the satisfaction of their probationary period, and annually thereafter on the first day of each year of this Agreement. Casual drivers will be required to wear safety shoes.

ARTICLE XVII - MANAGEMENT

The right to hire, maintain order and efficiency is the sole responsibility of the Management. The right to promote and the right to discipline and discharge for cause is likewise the sole responsibility of the Management; provided, however, such promotions, discipline or discharge shall not be contrary to the letter or spirit of this Agreement.

The Union recognizes other rights and responsibilities belonging solely to Management, common among which, but by no means wholly inclusive, are the rights to decide the products to be manufactured, the standard of quality of products and workmanship and schedules of production.

The Company construes and the Union recognizes the provisions of this Agreement as constituting limitations and being the only limitation upon Management's rights to manage its business.

ARTICLE XVIII - SEPARABILITY AND SAVINGS CLAUSE

If any Article or Section of the Agreement or if any riders thereto should be held invalid by operation of law or by any tribunal of competent jurisdiction, or if compliance with or enforcement of any Article or Section should be restrained by such tribunal pending a final determination as to its validity, the remainder of the Agreement and of any rider thereto, or the application of such Article or Section to persons or circumstances other than those as to which it has been held invalid or as to which compliance with or enforcement of has been restrained, shall not be affected thereby.

In the event that any Article or Section is held invalid or enforcement of or compliance with which has been restrained, as above set forth, the parties affected thereby shall enter into immediate collective bargaining negotiations, upon the request of the Union or Company, for the purpose of arriving at a mutually satisfactory replacement for such Article or Section during the period of invalidity or restraint. If the parties do not agree on a mutually satisfactory replacement, either party shall be permitted to all legal or economic recourse in support of its demands notwithstanding any provision in this Agreement to the contrary.

ARTICLE XIX - EXAMINATIONS

Physical, mental or other examinations required by a government body or the Company shall be promptly complied with by all employees; provided, however, the Company shall pay for all such examinations. The Company shall not pay for any time spent in the case of applicants for jobs, but shall be responsible to other employees for all time spent at the place of examination or examinations. Examinations are to be taken at the employees home terminal.

The Company reserves the right to select its own medical examiner or physician, and the Union may, if it believes an injustice has been done an employee, have said employee re-examined at the Union's expense.

ARTICLE XX - MISCELLANEOUS PROVISIONS

SECTION 1

The Company agrees to post within the business premises such proper notices of Union meetings, etc., as may be delivered to it by the Union.

SECTION 2

An authorized representative of the Union shall have access at all times during working hours to the Company's premises for the purpose of conferring with the officers of the Union, the Shop Steward and the Company's officials, providing the Union notifies the Branch Manager or a Management representative.

SECTION 3

Drivers shall not be allowed to haul any merchandise, tools, or equipment loose in the cab of the trucks.

SECTION 4

If any employee is required by the Company to attend school or safety meetings, he shall be paid for the time spent in such activity at the rate he would have been earning under this Agreement if he had been working. An employee who attends school voluntarily or under a voluntary plan set up by the Company shall not be paid for the time spent in said voluntary attendance. The pay provisions of the reporting pay and call in pay of this Agreement do not apply in the case of safety meetings as such.

SECTION 5

In case of authorized overnight trips, meals and pre-approved lodging shall be paid for by the Company. Meals shall be evening and breakfast. Reimbursable expenses incurred by drivers will be paid by the Company within twenty-four (24) hours after the driver submits his expense report with required expense receipts.

SECTION 6

No employee shall be held responsible for damage done to trucks operated by him or merchandise under his charge, except where such employee is clearly neglectful or at fault.

SECTION 7

The Company agrees to provide uniforms for employees. The Company agrees to purchase five (5) uniforms for each new driver after completion of their probationary period, and it will be the driver's responsibility to maintain and wash these uniforms. The Company also agrees to replace any worn out, or improperly fitting uniforms that are returned to the Company. (5 trousers, 5 long sleeved shirts, and 5 short sleeved shirts.) The Company may, at its discretion, replace or alter uniforms that become ill-fitted.

SECTION 8

The one-half (1/2) hour unpaid lunch period may be taken at the driver's discretion. However, if a driver works through his lunch period, he should note the periods as "worked" on his time card. If there is computer confirmation, the one-half hour will be paid.

SECTION 9

An employee suffering injury on the job shall not lose any pay due to same on day of injury, providing such injury requires confinement or loss of time. Such injury shall be reported and medical attention shall be sought if nature of injury and Company requires same.

SECTION 10

In case of any breakdowns out of town, the Company shall pay for the following expenses: hotel bills, meals, transportation and wages for all time spent with equipment, unless such breakdown is caused clearly by the fault or neglect of the employee. All breakdowns shall be reported promptly to the Company.

SECTION 11

The Company shall furnish Sickness and Accident insurance which shall pay to the employee, eighth (8th) day of sickness and from the first (1st) day of off-the-premises accident or hospitalization, the sum of one-hundred sixty-five dollars ($165.O0) per week for a period of twenty-six (26) weeks. Effective July 17, 1997 the weekly payment will be increased to one hundred seventy dollars ($170.00) per week for a period of twenty-six (26) weeks.

SECTION 12

The Company agrees to compensate the Union Steward for one-half the hours lost due to regular contract negotiations up to a maximum of four (4) hours in any one work day. Compensation will be made based on the steward's straight time hourly wage rate. The Union agrees to reimburse the steward up to four (4) hours in any one work day spent in contractual negotiations.

ARTICLE XXI - PENSION

SECTION 1

The Company and the Union have agreed to a program of pension benefits for employees in the bargaining unit represented by the Union and covered by this Agreement. Said program is set forth in the document "Morgan Products Ltd. Hourly Employees' Pension Plan", - a copy of which has been given to the Union.

It is further agreed by the Company and the Union that effective on July 31, 1998, benefit service and benefit levels for employees who were entitled to the aforementioned benefit at the time of the ratification of this agreement will be frozen. No new employee will become a participant in this plan.

From August 1, 1998 employees will be eligible to participate in the Company's Profit Sharing and 401K Plan as described in the Summary Plan Description provided to the Union.

ARTICLE XXII - FUNERAL LEAVE

In case of death of mother, mother-in-law, father, father-in-law, brother, sister, husband, wife, child, or grandparents, the Company will grant a leave of absence with pay from day of death until and including day of funeral, not to exceed three (3) working days.

ARTICLE XXIII - MILITARY CLAUSE

Employees enlisting or entering the military or naval service of the United States, pursuant to the provisions of the Military Selective Service Act of 1967, as amended, shall be granted all rights and privileges provided by the Act.

ARTICLE XXIV - BREAKDOWNS OR IMPASSABLE HIGHWAYS

On breakdowns or impassable highways, drivers on all runs shall be paid the minimum hourly rate for all time spent on such delays, commencing with the first hour or fraction thereof, but not to exceed more than eight (8) hours out of each twenty-four (24) hour period, except that when an employee is required to remain with his equipment during such breakdown or impassable highway, he shall be paid for all such delay time at the rate specified in this Agreement.

Time required to be spent with the equipment shall not be included within the first eight (8) hours out of each twenty-four (24) hour period for which a driver is compensated on breakdowns or impassable highways, but must be paid for in addition.

Where an employee is held longer than an eight (8) hour period, he shall, in addition, be furnished clean, comfortable, sanitary lodging, plus meals. The pay for delay time shall be in addition to monies earned for miles driven and/or work performed.

ARTICLE XXV - SAVINGS CLAUSE REGARDING WAGE FREEZE

If any proposal submitted by the Union, if granted, may not be put into effect because of applicable legislation, executive orders or regulations dealing with Wage and Price Stabilization, then such proposals or any part thereof, including any retroactive requirement thereof, shall become effective at such time, in such amounts, and for such periods, retroactively and prospectively, as will be permitted by law at any time during the life of this Agreement and any extension thereof.

ARTICLE XXVI - JURY DUTY

Employees actively employed who have one (1) year or more of seniority and who are required to serve on a jury panel shall (upon presentation to the Company of satisfactory evidence of their being required to serve, their time spent in jury service and the amount of compensation received) be paid the difference between their straight-time hourly rate of pay (based upon eight (8) hours per day) and the amount of compensation received for jury service for a maximum period of two
(2) weeks during any calendar year. Employees will report to work on the scheduled workday following release from jury service.

ARTICLE XXVII - TERMINATION OF AGREEMENT

This Agreement shall become effective as of the 15th day of July 1998, and shall remain in full force and effect until the 15th day of July 2001.

Notification may be given at least sixty (60) days prior to the expiration date by either of the parties hereto.

Should notice of termination or desired modification be given in the manner provided for above, the party desiring the same shall:

      1. Offer to meet and confer with the other party for the purpose of negotiating a new agreement or an agreement containing the proposed modifications.

      2. Notify the Federal Mediation and Conciliation Service within thirty
      (30) days after such notice of the existence of a dispute, and simultaneously, therewith, notify any state agency established to mediate disputes within the state, provided no agreement has been reached by that time.

      3. Continue in full force and effect, without resorting to strike or lockout, all the terms and conditions of this Agreement for a period of sixty (60) days after such notice is given or until the expiration date of this Agreement, whichever occurs later.

In the process of bargaining in good faith for a new Agreement or an Agreement containing the desired modifications, the parties recognize the fact that it may be necessary to continue their negotiations after the date upon which this Agreement legally terminates, and in order to provide for their duties and obligations for the period of time between the termination date of this Agreement and the date upon which they conclude a new Agreement or one containing the desired modifications, it is understood and agreed as follows:

      1. The parties shall continue to bargain and negotiate in good faith in an effort to reach a complete agreement and understanding covering the terms and provisions of a new Agreement to take the place of this one or an Agreement containing the desired modifications, and such negotiations shall continue until either a complete agreement and understanding is reached, or until either or both parties conclude that it is not probable that further negotiations will result in an Agreement.

      2. All of the terms and provisions of this Agreement shall be continued in full force and effect and extended from the termination date hereof to such time as the parties either enter into a new Agreement or an Agreement containing the desired modifications, or terminate further negotiations in the manner above mentioned.

Post Office address of the Union:   2210 East Hickory Street
                                    Decatur, IL 62526

Post Office address of the Company: 3205 North 22nd Street
                                    Decatur, IL 62526

FOR THE COMPANY:                          FOR THE UNION:
MORGAN PRODUCTS LTD.                      TEAMSTERS UNION LOCAL NO. 279

/s/ Darrell J. Olson                      /s/ Roy E. Davis
------------------------------            -----------------------------
Darrell J. Olson                          Roy E. Davis
Vice President-Human Resources            President & Business Agent
Morgan Products Ltd.                      Teamsters Union Local 279

                                  APPENDIX 'A'

It is agreed that Appendix A shall be attached to and become a part of the Agreement existing by and between Morgan Products Ltd. and Teamsters Union Local No. 279.

1.    Wage Rates:

      Effective July 15, 1998

            Driver's Rate           $12.41 per hour

      Effective July 5, 1999

            Driver's Rate           $12.71 per hour

      Effective July 15, 2000

            Driver's Rate           $12.96 per hour

2.    Shift Differential

      Twenty Cents ($0.20) per hour shift differential for night shuttle driver.

3. New employees hired after July 15, 1995 will be compensated in accordance with the following schedule:

      (1) 0-6 months service        85% of base rate
      (2) 6-12 months service       90% of base rate
      (3) 12-18 months service      95% of base rate
      (4) 18+ months service        100% of base rate

                                   EXHIBIT B

                             DENTAL ASSISTANCE PLAN

HOW THE PLAN WORKS

The Dental Assistance Plan covers four types of dental care:

CLASS A - Preventive and Diagnostic Services

      -routine cleaning
      -oral exams                         (Up to twice in a 12-month period.)
      -topical application of fluoride

The Plan is designed to encourage you and your family to see your dentist regularly for check-ups. Therefore, no deductible need be met for Preventive and Diagnostic Services. In addition, the amount of your reimbursement will be 100%.

CLASS B - Basic Restorative Services

      -fillings               -periodontic (gum) treatment
      -extractions            -repair of crowns, bridges, and dentures
      -root canal therapy     -anesthesia
      -oral surgery

After you meet the deductible (described below), you will be reimbursed at the rate of 80% of reasonable and customary charges for Basic Restorative Services.

CLASS C - Major Restorative Services

      -crowns
      -bridges
      -dentures

After you meet the deductible, you will be reimbursed at the rate of 50% of reasonable and customary charges for Major Restorative Services.

CLASS D - Orthodontic Services

      -treatment to straighten teeth

After you meet the deductible, you will be reimbursed at the rate of 50% of reasonable and customary charges for Orthodontic Services - up to a lifetime maximum of $500 for each covered person.

THE DEDUCTIBLE

Payments for all dental services except CLASS A Preventive and Diagnostic Services will start after you meet the annual deductible.

      Annual Deductible

      $35.00 per person ($70.00 family maximum)

MAXIMUM BENEFITS

The Plan will pay up to $1000 per year for each covered person for Class A, Class B, and Class C Services combined. For Class D Services, there is a lifetime maximum of $500 for each covered person.

                                  EXHIBIT "C"

                            HEALTH and Life BENEFITS
                          For You and Your Dependents

Health and Life Insurance:

Health and life insurance benefits are described on the following pages. The schedule of health benefits described herein are to be provided through a Preferred Provider Organization.

Supplemental Life Insurance:

Employee can purchase an additional amount of insurance with additional Accidental Death and Dismemberment equal to the amount in force at $0.21 per thousand per month.

                              SCHEDULE OF BENEFITS

                                                       EFFECTIVE
                                                       APRIL 1, 1998
                                                       -------------

BASIC LIFE/AD&D
                                                       1x ANNUAL EARNINGS
                                                       (2,080 HRS x BASE HRLY
                                                       RATE) 7/1/98 AVG. $24,000

SHORT TERM DISABILITY

BENEFITS BEGIN:   ACCIDENT                             1ST DAY

                  INPT. HOSP. OR
                  OUTPT. SURGERY                       1ST DAY

                  SICKNESS                             8TH DAY

BENEFITS PAYABLE FOR                                   26 WEEKS

BENEFIT AMOUNT                                         $170

DENTAL

DEDUCTIBLE                                             $35/$70

PREVENTIVE                                             100% (NO DED.)

BASIC                                                  80%

MAJOR                                                  50%

ORTHODONTIC                                            50%

ORTHO MAX.                                             $1,000

ANNUAL MAX.                                            $1,000

                             EMPLOYEE CONTRIBUTIONS
                             EFFECTIVE JULY 1, 1998

PLAN A (ALL BENEFITS)

                                                         WEEKLY
                                                         ------

                                                  SINGLE        FAMILY
                                                  ------        -------

WEEKLY CONTRIBUTION                               $ 7.49        $ 18.57
SEC. 125 TAX SAVINGS (27%)                          2.02           5.01
                                                  ------        -------
WEEKLY NET EFFECT ON CHECK                        $ 5.47        $ 13.56

EFFECTIVE 1/1/00 AND 1/1/01, THE CONTRIBUTIONS WILL BE ADJUSTED TO BE EQUAL TO 15% OF THE THEN CURRENT MORGAN PPO MEDICAL AND DENTAL PLAN COSTS

PLAN B

LIFE/AD&D DIS. DENT                             FAMILY
-------------------                             ------

WEEKLY CONTRIBUTION                             $ 2.00
SEC. 125 TAX SAVINGS (24%)                        (.54)
                                                ------
WEEKLY NET EFFECT ON CHECK                      $ 1.46

PLAN C

LIFE/AD&D AND DISABILITY                        NO EMPLOYEE CONTRIBUTION

July 7, 1998
                            MORGAN PPO MEDICAL PLAN
                     DECATUR TEAMSTERS LOCAL #279 EMPLOYEES
                            EFFECTIVE AUGUST 1, 1998

                                         IN-NETWORK AREA                               NON-NETWORK AREA
                                         ---------------                               ----------------
                                   IN-NETWORK                  OUT-OF-NETWORK
                                   ----------                  --------------
DEDUCTIBLE:
          INDIVIDUAL                                                              $200
          FAMILY MAX.                                                             $400

COINSURANCE                             90%                         70%                    80%

BREAKPOINT:
          INDIVIDUAL                                                           $10,000
          FAMILY                                                               $10,000

OUT-OF-POCKET LIMIT:
          INDIVIDUAL                    $1,200                      $3,200                 $2,200
          FAMILY                        $1,400                      $3,400                 $2,400

OFFICE VISITS                      $15 COPAY THEN              DED. THEN 70%           DED. THEN 80%
                                   100%, NO DED.

PREVENTIVE BENEFITS
ROUTINE PAP SMEAR                  NO DED. - 100%              NOT COVERED             NO DED. - 100%

ROUTINE PHYSICALS                  100%, NO DED.               NOT COVERED             100%, NO DED.

                                   MAMMOGRAMS                                          MAMMOGRAMS
                                   PROSTATE EXAM                                       PROSTATE EXAM
                                   BLOOD TESTS                                         BLOOD TESTS
                                   CHEST X-RAY                                         CHEST X-RAY
                                   EKG                                                 EKG
                                   URINALYSIS                                          URINALYSIS
                                   OTHER APPROPRIATE                                   OTHER APPROPRIATE
                                   TESTS                                               TESTS

                           MEDICAL BENEFIT COMPARISON

                                              IN-NETWORK AREA                    NON-NETWORK AREA
                                              ---------------                    ----------------
                                   IN-NETWORK               OUT-OF-NETWORK
                                   ----------               --------------
WELL CHILD CARE                    100%, NO DED.            NOT COVERED          100%, NO DED.
                                   OFFICE VISITS                                 OFFICE VISITS
                                   MEDICAL EXAMS                                 MEDICAL EXAMS
                                   IMMUNIZATIONS                                 IMMUNIZATIONS
                                   (NO AGE LIMIT)                                (NO AGE LIMIT)

                                   ALL PREVENTIVE -                              ALL PREVENTIVE -
                                   $300 ANNUAL MAX.                              $300 ANNUAL MAX.

SUPPLEMENTAL
ACCIDENT                           DED./90%        (ER 80%) DED./70%             DED./80%

PRESCRIPTION DRUGS                                                     DISCOUNT CARD
                                                                       AUTO CLAIM FILING
                                                                       DED., THEN 80%
                                                                       (O.C.'S NOT COVERED)

HOME HEALTH CARE                                   DED./80%                      DED./80%

SKILLED NURSING
FACILITY                                           DED./80%                      DED./80%

HOSPICE                                            DED./80%                      DED./80%

BIRTHING CENTER                    DED./90%                 DED./70%             DED./80%

PRE- AND POST-ADMSN.
TESTING                            DED./90%                 DED./70%             DED./80%

SECOND SURGICAL
OPINION                            $15 COPAY THEN           DED./70%             DED./80%
                                   100% (NO DED.)

OUTPATIENT SURGERY                 DED./90%                 DED./70%             DED./80%

                           MEDICAL BENEFIT COMPARISON

                                          IN-NETWORK AREA                      NON-NETWORK AREA
                                          ---------------                      ----------------
                                   IN-NETWORK               OUT-OF-NETWORK
                                   ----------               --------------
MENTAL, NERVOUS & SUBSTANCE ABUSE
INPATIENT                          DED./90%                 DED./70%           DED./80%

                                                                     30 DAYS CAL. YR.
                                                                     60 DAYS LIFETIME

OUTPATIENT                                                           DED./50% TO $50 BENEFIT
                                                                     PAYMENT

                                                                     ANN. MAX. 50 VISITS
                                                                     150 VISITS LIFETIME MAX.

CHIROPRACTIC                                                         DED./80%
                                                                     ANNUAL MAXIMUM $500
                                                                     LIFETIME MAXIMUM $2,000

LIFETIME BENEFIT LIMIT                                               $1,000,000

PRE-EXISTING
CONDITIONS                                                           NONE FOR NEW EMPLOYEES

COORDINATION OF
BENEFITS                                                             "INTEGRATION" - TOTAL
                                                                     PAYMENT LIMITED TO PPO
                                                                     SCHEDULE OF BENEFITS

ELIGIBLE DEPENDENTS                                                  SPOUSE - CHILDREN 19,
                                                                     STUDENTS 25 AND GRAND-
                                                                     CHILDREN IF CHILD/MOTHER
                                                                     COVERED

PLAN ADMINISTRATOR                                                   GREAT-WEST LIFE

                                   ADVANTAGES
                        OF USING "IN" NETWORK PROVIDERS

HIGHER BENEFITS 90% VS. 70% COVERAGE

OFFICE VISIT "COPAY" ($15) VS. DEDUCTIBLE & COINSURANCE

PREVENTIVE CARE EXPENSES NOW COVERED

NO CLAIM FORMS

NO "REASONABLE & CUSTOMARY" PROBLEMS

NO PRECERTIFICATION RESPONSIBILITY
      (OUT OF NETWORK PENALTY $250 VS. OLD 50% TO $1,000)

                                    DECATUR

UNIQUE SITUATION

DECATUR MEMORIAL IS CONTRACTED WITH "ONE HEALTH" (GWL PPO CO.)

PHYSICIAN SOLICITATION IS UNDERWAY - DIFFICULT
                                     NO ORGANIZATION
                                     INDIVIDUAL DOCTORS

      (NEED NAMES OF DOCTORS & HOSPITALS USED BY MORGAN EMPLOYEES)

CURRENT "ACCESSIBILITY" NOT SUFFICIENT TO MAKE A "NETWORK"

INTERIM PLAN:     DECATUR MEMORIAL IS "IN-NETWORK WITH 90% BENEFIT

                  OTHER HOSPITALS IN THE AREA ARE "OUT OF AREA" WITH 80% BENEFIT

                  ALL PHYSICIANS WILL BE CONSIDERED OUT OF AREA WITH 80% BENEFIT UNTIL SUCH TIME THAT AN ADEQUATE "ACCESSIBLE" NETWORK IS ESTABLISHED

                  WHEN NETWORK BECOMES ESTABLISHED, THE PLAN WILL BE CHANGED TO A TRUE PPO:
                        A. 90% IN AND 70% OUT OF NETWORK FOR ALL PROVIDERS
                        B. PREVENTIVE COVERAGE ONLY FOR IN-NETWORK PROVIDERS
                        C. $15 COPAY FOR IN-NETWORK OFFICE VISITS BENEFIT